Exhibit 99.1


                             Triarc Companies, Inc.
                                 280 Park Avenue
                                New York, NY 10017

                                                          For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

           TRIARC ANNOUNCES ACCELERATION OF STOCK OPTION VESTING

New York, NY, December 21, 2005 -- Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that the Performance Compensation Subcommittee (the "Subcommittee") of its Board of Directors approved the immediate vesting of unvested and "underwater" options (the "Options") to purchase 4,465,500 shares of the Company's Class B Common Stock, Series 1, previously granted to officers and employees under the Company's 2002 Equity Participation Plan. The closing price of the Company's Class B Common Stock, Series 1 on December 20, 2005 was $14.85 per share and the exercise price of each Option is $15.09 per share. Included in the Options that were vested are Options to purchase 1,800,000 shares held by Nelson Peltz (Chairman and Chief Executive Officer), 900,000
shares held by Peter W. May (President and Chief Operating Officer), 600,000 shares held by Edward P. Garden (Vice Chairman), 225,000 shares held by Brian L. Schorr (Executive Vice President and General Counsel) and 215,000 shares held by Francis T. McCarron (Executive Vice President and Chief Financial Officer). Had the vesting of the Options not been accelerated, the Options would have vested in three equal installments on February 15, 2006, 2007 and 2008.

     In connection with the accelerated vesting, the Subcommittee imposed restrictions on any shares acquired upon the exercise of the accelerated Options. Those restrictions prevent the sale of any stock obtained through exercise of an accelerated Option prior to the earlier of the date the Options would have otherwise vested under the original terms of the Option grant or the individual's termination of employment.

     The accelerated vesting of the Options is intended to eliminate any future reportable compensation expense relating to the Options upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share Based Payment," effective for our fiscal year beginning January 2, 2006.

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $12.1 billion under management as of December 1, 2005.

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